Exhibit 10.1

Audacy, Inc.

Non-employee Director Compensation Policy

Cash Compensation:

Annual Board Retainer: $80,000 per year.

Committee Non-chair / Membership Fee:

•	Audit Committee - $20,000 per year

•	Compensation Committee - $15,000 per year; and

•	Nominating/Corporate Governance Committee - $10,000 per year.

Committee Chair / Membership Fee:

•	Audit Committee Chair - $35,000 per year;

•	Compensation Committee Chair - $25,000 per year; and

•	Nominating/Corporate Governance Chair - $15,000 per year.

Independent Lead Director (if applicable): $25,000 per year

Payment: The Board Retainer, Committee Membership Fees and Committee Chair Fees shall be paid in equal quarterly installments on May 31, August 31, November 30 and February 28 following election to the board, committee or chair position, as applicable.

Equity Compensation: An annual grant of $120,000 in shares of restricted stock units to be granted promptly following the Annual Meeting of Shareholders in the form previously approved by the Compensation Committee and vest after one year. The number of shares will be computed based on the closing price of the Company’s stock at the end of the last trading day immediately preceding the grant date.

Partial Terms. For any director elected or appointed to the Board other than by the shareholders at an annual meeting of shareholders, the amount of cash and equity compensation shall be prorated (assuming that the next annual meeting of shareholders will occur on the anniversary of the preceding Annual Meeting of Shareholders). Similarly, all compensation changes resulting from Committee and or Chair reassignments shall be equitably prorated.

2023 Amendment

For the Board year commencing on May 24, 2023 (following the 2023 Annual Meeting of Shareholders), in lieu of the annual grant of $120,000 in shares of restricted stock units (set forth in the Section above titled “Equity Compensation”), each Non-employee Director shall receive a one-time cash payment of $100,000. Such amount shall be due and payable promptly following the 2023 Annual Meeting of Shareholders.